Exhibit 16.1

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Olenox Industries, Inc.
Form 8-K, Item 4.01 (filed August 7, 2026)

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K of Olenox Industries, Inc.’s (the “Company”), dated August 7, 2026 and filed with the Securities and Exchange Commission on August 7, 2026, and we agree with the statements made therein insofar as they relate to our firm We have no basis on which ..to agree or disagree with the statements in the Form 8-K concerning the engagement of Urish Popeck & Co, LLC (“Urish”) or any consultations between the Company and Urish.

We have furnished a copy of this letter to the Company.

Very truly yours,

/s/ RBSM LLP

RBSM LLP

New York, New York

August 7, 2026